Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of our report dated February 18, 2016 (February 22, 2016 as to Note 27) relating to the consolidated and combined financial statements of Columbia Pipeline Group, Inc. and subsidiaries (the “Company”) (which report on the consolidated and combined financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s February 11, 2015 initial public offering of limited partner interests of Columbia Pipeline Partners LP and its spin-off from NiSource Inc. on July 1, 2015), appearing in the Current Report on Form 8-K of Columbia Pipeline Group, Inc. dated February 22, 2016 and our report dated February 18, 2016 related to the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Columbia Pipeline Group, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio

April 7, 2016